Exhibit 99.1

NEWS CORPORATION REPORTS FOURTH QUARTER AND

FULL YEAR RESULTS FOR FISCAL 2017

FISCAL 2017 FULL YEAR KEY FINANCIAL HIGHLIGHTS

•	Revenues of $8.14 billion compared to $8.29 billion in the prior year

•	(Loss) income from continuing operations was ($643) million compared to $235 million in the prior year. The loss includes approximately $1 billion of pre-tax non-cash impairments and write-downs and a one-time pre-tax gain of $107 million as a result of the sale of REA Group’s European business

•	Total Segment EBITDA was $885 million compared to $684 million in the prior year; fiscal 2016 included the NAM Group settlement charge of $280 million and the $122 million gain from the Zillow settlement

•	Strong growth in the Digital Real Estate Services segment, which represented 37% of Total Segment EBITDA, driven by strong audience gains and new product offerings

•	Reported EPS were ($1.27) compared to $0.28 in the prior year – Adjusted EPS were $0.36 compared to $0.40 in the prior year

•	Digital revenues represented 25% of News and Information Services segment revenues, compared to 22% in the prior year

NEW YORK, NY – August 10, 2017 – News Corporation (“News Corp” or the “Company”) (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months and fiscal year ended June 30, 2017 (includes 13 and 52 weeks, respectively, compared to 14 and 53 weeks in the three months and fiscal year ended June 30, 2016, respectively).

Commenting on the results, Chief Executive Robert Thomson said:

“Fiscal 2017 was a significant year for News Corp as we saw tangible improvement in profitability, powered by the fast-growing Digital Real Estate Services segment, and we charged a premium for premium content while focusing on operating efficiencies.

News Corp led the global debate about content value and values, prompting the digital platforms to address a dysfunctional content eco-system, in which the fake and the fraudulent have flourished. We are now in advanced discussions with those platforms over the creation of payment mechanisms for news of verified veracity.

Move, the operator of realtor.com®, and REA Group continue to post record revenues driven by higher traffic and improved yields. Digital real estate overall accounted for nearly 40% of our profits and we expect to expand earnings in coming years as the sector is still at a relatively early stage of its e-evolution.

HarperCollins posted higher EBITDA and margins this year through poignant books with broad appeal in the U.S., such as The Magnolia Story and Hillbilly Elegy. We believe that the emergence of digital audio and our expanding global footprint are potent sources of long-term growth.

FOX SPORTS Australia reinforced its leadership in Australia with the successful launch of the Fox League Channel and by extending its domestic soccer rights for another six years. Foxtel and FOX SPORTS Australia are capitalizing on the growing SVOD market with the recent rollout of its rebranded Foxtel Now streaming service, which has been well received and is improving subscriber volume.”

FULL YEAR RESULTS FROM CONTINUING OPERATIONS

The Company reported fiscal 2017 full year total revenues of $8.14 billion, a 2% decline as compared to the prior year revenues of $8.29 billion. The decline reflects lower print advertising revenues at the News and Information Services segment, a $147 million negative impact from foreign currency fluctuations and the absence of $112 million from the additional week in the prior year, partially offset by strong growth in the Digital Real Estate Services segment and the acquisitions of Wireless Group plc (“Wireless Group”) and Australian Regional Media (“ARM”).

(Loss) income from continuing operations was ($643) million for fiscal 2017 as compared to $235 million in the prior year. The decline was driven by pre-tax non-cash impairment charges of approximately $785 million, primarily related to the write-down of fixed assets at the U.K. and Australian newspapers. The decline was also due to lower equity earnings of affiliates, primarily from a $227 million pre-tax non-cash write-down of the Company’s investment in Foxtel, and higher tax expense, due in large part to the release of U.S. tax asset valuation allowances associated with the divestiture of Amplify in the prior year. These charges were partially offset by a gain of $107 million ($91 million, net of tax) from the sale of REA Group’s European businesses and higher Total Segment EBITDA, as discussed below.

The Company reported full year Total Segment EBITDA of $885 million, a 29% increase as compared to $684 million in the prior year. Total Segment EBITDA in the prior year included a one-time charge of $280 million for the settlement of litigation and related claims at News America Marketing (the “NAM Group settlement charge”) and a one-time gain of $122 million for the settlement of the Zillow litigation. Excluding these items, full year Total Segment EBITDA for fiscal 2016 would have been $842 million. Adjusted Total Segment EBITDA (as defined in Note 1), which excludes the impact of the settlements noted above, as well as the other items described in Note 1, increased 5% compared to the prior year, as strong growth at the Digital Real Estate Services segment and improvement in the Book Publishing segment were partially offset by the declines at the News and Information Services segment.

Earnings per share from continuing operations available to News Corporation stockholders were ($1.27) for the full year as compared to $0.28 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.36 compared to $0.40 in the prior year.

FOURTH QUARTER RESULTS FROM CONTINUING OPERATIONS

The Company reported fiscal 2017 fourth quarter total revenues of $2.08 billion, a 7% decline as compared to $2.23 billion in the prior year period. The decline reflects the $112 million impact from the additional week in the prior year quarter, lower print advertising revenues at the News and Information Services segment and a $37 million negative impact from foreign currency fluctuations, partially offset by continued strong performance at the Digital Real Estate Services segment and the acquisitions of ARM and Wireless Group.

(Loss) income from continuing operations for the quarter was ($424) million as compared to $114 million in the prior year. The decrease was primarily due to a pre-tax non-cash impairment charge of $464 million, mainly related to the write-down of fixed assets at the U.K. newspapers. The decline was also driven by lower Total Segment EBITDA, as discussed below, which reflects the absence of a one-time pre-tax gain of $122 million ($75 million, net of tax) related to the Zillow litigation settlement in the prior year quarter, and lower equity earnings of affiliates, primarily related to the loss resulting from the change in the fair value of Foxtel’s investment in Ten Network Holdings. The decline was partially offset by lower tax expense compared to the prior year quarter, which was driven by the absence of the tax expense associated with the Zillow litigation settlement in the prior year and the benefits from the aforementioned impairment charges, partially offset by the resolution of certain tax matters in a foreign jurisdiction. The decline was also offset by lower depreciation and amortization and higher contribution from Other, net.

The Company reported fourth quarter Total Segment EBITDA of $215 million, a decline of 40% compared to $361 million in the prior year. Prior year Total Segment EBITDA included the $122 million settlement gain mentioned above. Adjusted Total Segment EBITDA, which excludes that settlement gain and the other items described in Note 1, declined 11% compared to the prior year, primarily due to lower revenues at the News and Information Services and Book Publishing segments and the absence of the additional week in the prior year quarter, partially offset by continued growth in the Digital Real Estate Services segment.

Earnings per share from continuing operations available to News Corporation stockholders were ($0.74) as compared to $0.16 in the prior year.

Adjusted EPS were $0.11 compared to $0.10 in the prior year.

SEGMENT REVIEW

	For the three months ended			For the fiscal years ended
	June 30,			June 30,
	2017	2016	% Change	2017	2016	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
News and Information Services	$1,281	$1,417	(10)%	$5,069	$5,338	(5)%
Book Publishing	407	433	(6)%	1,636	1,646	(1)%
Digital Real Estate Services	251	229	10%	938	822	14%
Cable Network Programming	140	147	(5)%	494	484	2%
Other	1	—	**	2	2	**

Total Revenues	$2,080	$2,226	(7)%	$8,139	$8,292	(2)%

Segment EBITDA:
News and Information Services (a)	$103	$160	(36)%	$414	$214	93%
Book Publishing	39	50	(22)%	199	185	8%
Digital Real Estate Services (b)	87	175	(50)%	324	344	(6)%
Cable Network Programming	24	23	4%	123	124	(1)%
Other (c)	(38)	(47)	19%	(175)	(183)	4%

Total Segment EBITDA	$215	$361	(40)%	$885	$684	29%

** - Not meaningful

(a)	News and Information Services Segment EBITDA for the fiscal year ended June 30, 2016 included the NAM Group settlement charge of $280 million.
(b)	Digital Real Estate Services Segment EBITDA for the three months and fiscal year ended June 30, 2016 included a one-time gain of $122 million from the settlement of the Zillow litigation at Move.
(c)	Other Segment EBITDA included $4 million and $10 million of fees and costs, net of indemnification, related to the U.K. Newspaper Matters during the three months and fiscal year ended June 30, 2017, respectively. Other Segment EBITDA included $4 million and $19 million of fees and costs, net of indemnification, related to the U.K. Newspaper Matters during the three months and fiscal year ended June 30, 2016, respectively.

News and Information Services

Full Year Segment Results

Fiscal 2017 full year revenues decreased $269 million, or 5%, compared to the prior year.

Advertising revenues declined $202 million, or 7%, to $2.61 billion, reflecting weakness in the print advertising market, the $33 million impact from the absence of the additional week in the prior year and $28 million of negative impact from foreign currency fluctuations. Excluding the impact of negative foreign currency fluctuations and the additional week, advertising revenues would have declined 5%.

Circulation and subscription revenues declined $97 million, or 5%, to $2.01 billion, reflecting $88 million of negative impact from foreign currency fluctuations and the $39 million impact from the absence of the additional week in the prior year. Excluding the impact of negative foreign currency fluctuations and the additional week, circulation and subscription revenues would have increased 1%.

Full year Segment EBITDA increased $200 million, or 93%, as compared to the prior year. The prior year’s results included the NAM Group settlement charge of $280 million. Adjusted Segment EBITDA, which excludes that settlement charge and the other items described in Note 1, decreased 14% compared to the prior year, driven by lower contributions across the newspaper businesses. The decline was partially offset by lower costs due to ongoing cost initiatives, combined with savings from lower print volume.

Fourth Quarter Segment Results

Revenues in the quarter declined $136 million, or 10%, compared to the prior year, primarily due to the absence of $77 million from the additional week in the prior year period.

Advertising revenues declined $86 million, or 12%, to $650 million due to weakness in the print advertising market, the $33 million impact from the absence of the additional week in the prior year, lower in-store product revenues at News America Marketing due to a shift in timing between the third and fourth quarter and an $8 million negative impact from foreign currency fluctuations. The decline was partially offset by $22 million from the acquisition of ARM and $20 million from the acquisition of Wireless Group. Excluding the impact of negative foreign currency fluctuations and the absence of an additional week, advertising revenues would have declined 6%.

Circulation and subscription revenues declined $50 million, or 9%, to $511 million due to the $39 million impact from the absence of the additional week in the prior year, the $18 million impact from negative foreign currency fluctuations and lower print volume. Excluding the impact of negative foreign currency fluctuations and the absence of the additional week, circulation and subscription revenues would have increased 1% due to higher subscription pricing, selected cover price increases as well as healthy contribution from Dow Jones, which saw a 10% increase in its circulation revenues, led by The Wall Street Journal.

Segment EBITDA for the quarter declined $57 million, or 36%, compared to the prior year. The decline was driven by lower advertising revenues across the businesses, the timing shift at News America Marketing and the absence of the additional week, partially offset by lower expenses due to volume declines and ongoing cost efficiencies.

Digital revenues represented 26% of segment revenues in the quarter, compared to 23% in the prior year; for the quarter, digital revenues for Dow Jones and the newspaper mastheads represented 30% of their revenues. Digital subscribers and users across key properties within the News and Information Services segment are summarized below:

•	The Wall Street Journal average daily digital-only subscribers in the three months ended June 30, 2017 were 1,270,000, compared to 948,000 in the prior year (Source: Internal data)

•	Closing digital subscribers at News Corp Australia’s mastheads as of June 30, 2017 were 363,600 (including ARM), compared to 271,000 in the prior year (Source: Internal data; adjusted for divested mastheads)

•	The Times and Sunday Times closing digital-only subscribers as of June 30, 2017 were 201,000, compared to 182,500 in the prior year (Source: Internal data)

•	The Sun’s digital offering reached 85 million global average monthly unique users in June 2017, compared to 42 million in the prior year, based on ABCe (Source: Omniture)

Book Publishing

Full Year Segment Results

Fiscal 2017 full year revenues declined $10 million, or 1%, compared to the prior year, as strong sales of both frontlist and backlist titles, such as Hillbilly Elegy by J.D. Vance, The Magnolia Story by Chip and Joanna Gaines and Jesus Calling and Jesus Always by Sarah Young, as well as the continued expansion of HarperCollins’ global footprint, were offset by the absence of sales of Harper Lee’s Go Set a Watchman, the negative impact from foreign currency fluctuations and the $19 million impact from the absence of the additional week in the prior year. Digital sales represented 19% of Consumer revenues for fiscal 2017, which was consistent with the prior year. Full year Segment EBITDA increased $14 million, or 8%, from the prior year primarily due to the mix of titles as compared to the prior year.

Fourth Quarter Segment Results

Revenues in the quarter declined $26 million, or 6%, compared to the prior year, driven by $19 million from the absence of the additional week in the prior year, the negative impact from foreign currency fluctuations and lower sales at the Children’s division, which had bigger title releases in the prior year. The decline was partially offset by strong sales at the General Books division, driven by Dragon Teeth by Michael Crichton, The Subtle Art of Not Giving a F*ck by Mark Manson, Hillbilly Elegy by J.D. Vance and The Force by Don Winslow. Digital sales represented 20% of Consumer revenues for the quarter, compared to 19% in the prior year. Segment EBITDA declined $11 million, or 22%, from the prior year due to the factors noted above, higher employee related expenses and higher royalty costs related to certain new releases in the fiscal year.

Digital Real Estate Services

Full Year Segment Results

Fiscal 2017 full year revenues increased $116 million, or 14%, compared to the prior year, primarily due to higher revenues at REA Group and Move, partially offset by REA Group’s divestiture of its European business and Move’s sale of its TigerLead® product. Segment EBITDA declined $20 million, or 6%, compared to the prior year, primarily due to the absence of the one-time gain of $122 million related to the settlement of the Zillow litigation at Move in the prior year. Adjusted Segment EBITDA, which excludes the settlement gain and the other items described in Note 1, increased 44%, driven by higher revenues and lower legal costs at Move, partially offset by increased costs related to the higher revenues and increased marketing expenses.

In the fiscal year, revenues at REA Group increased 14% to $525 million from $459 million in the prior year, driven by greater listing depth product penetration and the $18 million impact from positive foreign currency fluctuations, partially offset by an $18 million, or 4%, decline in revenue associated with the sale of REA Group’s European business in December 2016.

Move’s revenues in the fiscal year increased 10% to $394 million from $357 million in the prior year, primarily due to the strength in its ConnectionsSM for Buyers product, as well as growth in non-listing Media revenues, partially offset by a $12 million, or 3%, decline in revenue associated with the sale of TigerLead® in November 2016 and a $6 million, or 2%, impact from the absence of the additional week in the prior year.

Fourth Quarter Segment Results

Revenues in the quarter increased $22 million, or 10%, compared to the prior year, primarily due to the continued growth at REA Group and Move. The growth was partially offset by the $10 million and $4 million impacts from REA Group’s divestiture of its European business and Move’s sale of its TigerLead® product, respectively. Segment EBITDA in the quarter was $87 million, a 50% decline compared to $175 million in the prior year. The decline in Segment EBITDA was primarily due to a one-time gain of $122 million related to the settlement of the Zillow litigation at Move in the prior year, which more than offset the higher revenues noted above and lower legal costs at Move. Adjusted Revenues (as defined in Note 1) and Adjusted Segment EBITDA increased 16% and 67%, respectively.

In the quarter, revenues at REA Group increased 7% to $135 million from $126 million in the prior year due to an increase in Australian depth revenue, driven by favorable product mix and pricing increases. The growth was partially offset by the $10 million, or 8%, decline in revenue resulting from the sale of its European business.

Move’s revenues in the quarter increased 10% to $108 million from $98 million in the prior year, primarily due to the continued growth in its ConnectionsSM for Buyers product and non-listing Media revenues. The growth was partially offset by the $6 million impact from the absence of the additional week in the prior year period and a $4 million decline in revenue associated with the sale of TigerLead®. Excluding the impact of the items mentioned above on the prior year period, Move’s revenues would have increased by $20 million, or 23%. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal fourth quarter grew 9% year-over-year to approximately 58 million.

Cable Network Programming

Full Year Segment Results

Fiscal 2017 full year revenues increased $10 million, or 2%, compared to the prior year, primarily due to the $20 million impact from the acquisition of Australian News Channel Pty Ltd (“ANC”), operator of Australia’s SKY NEWS network, and favorable foreign currency fluctuations, partially offset by lower affiliate revenues at FOX SPORTS Australia and the absence of $10 million from the additional week in the prior year. Segment EBITDA was relatively flat compared to the prior year, primarily due to lower programming rights costs from the absence of Rugby World Cup and English Premier League rights, offset by lower affiliate revenues as noted above. Adjusted Revenues and Adjusted Segment EBITDA, which exclude the impact from favorable foreign currency fluctuations and the ANC acquisition as described in Note 1, decreased 5% and increased 2%, respectively.

Fourth Quarter Segment Results

Revenues in the quarter decreased $7 million, or 5%, compared to the prior year, primarily due to the absence of $10 million from the additional week in the prior year and lower affiliate revenues at FOX SPORTS Australia, partially offset by the $11 million impact from the acquisition of ANC and favorable foreign currency fluctuations. Segment EBITDA increased $1 million, or 4%, from the prior year, primarily due to lower programming rights costs, partially offset by lower revenues as noted above. Adjusted Revenues and Adjusted Segment EBITDA, which exclude the impact from favorable foreign currency fluctuations and the ANC acquisition as described in Note 1, decreased 13% and increased 4%, respectively.

REVIEW OF EQUITY (LOSSES) EARNINGS OF AFFILIATES’ RESULTS

Full year equity (losses) earnings from affiliates were ($295) million compared to $30 million in the prior year. Equity (losses) earnings from affiliates for the fourth quarter were ($19) million compared to $5 million in the prior year.

	For the three months ended		For the fiscal years ended
	June 30,		June 30,
	2017	2016	2017	2016
	(in millions)		(in millions)
Foxtel (a)	$(5)	$12	$(265)	$38
Other equity affiliates, net (b)	(14)	(7)	(30)	(8)

Total equity earnings of affiliates	$(19)	$5	$(295)	$30

(a)	The Company amortized $15 million and $68 million related to excess cost over the Company’s proportionate share of its investment’s underlying net assets allocated to finite-lived intangible assets during the three months and fiscal year ended June 30, 2017, respectively, and $15 million and $52 million in the corresponding periods of fiscal 2016, respectively. Such amortization is reflected in Equity earnings of affiliates in the Statements of Operations.
(b)	Other equity affiliates, net for the fiscal year ended June 30, 2017 primarily includes losses from the Company’s interest in Elara Technologies, which owns PropTiger. Additionally, during the three months ended June 30, 2017, the Company recognized write-offs and impairments of $9 million on certain other equity method investments.

On a U.S. GAAP basis, Foxtel revenues for the fiscal year ended June 30, 2017 increased $32 million, or 1%, to $2,411 million from $2,379 million in the prior year period. In local currency, Foxtel revenues decreased 2% due to lower subscriber volumes. Foxtel’s total closing subscribers were 2.8 million as of June 30, 2017, which was lower than the prior year, primarily due to the shutdown of Presto. Total subscribers improved slightly compared to the third quarter due to the launch of Foxtel Now. In the fourth quarter, cable and satellite churn was 13.3% compared to 14.0% in the prior year. Broadcast residential ARPU for the full year was A$86, a 3% decline compared to the prior year.

Foxtel’s net income declined to $59 million, compared to $180 million in the prior year period, primarily due to the $58 million loss resulting from the change in the fair value of Foxtel’s investment in Ten Network Holdings and $53 million in losses related to Foxtel management’s decision to cease Presto operations in January 2017. Equity (losses) earnings of affiliates for Foxtel of ($265) million and $38 million for the fiscal years ended June 30, 2017 and 2016, respectively, reflect the Company’s share of Foxtel’s net income, less the Company’s amortization of $68 million and $52 million, respectively, related to the Company’s excess cost over its share of Foxtel’s finite-lived intangible assets, and the $227 million pre-tax non-cash write-down of the Company’s investment in Foxtel in fiscal 2017.

Foxtel EBITDA decreased $36 million, or 6%, to $568 million from $604 million in the prior year. In local currency, Foxtel EBITDA decreased 9%, primarily due to decreased revenues from lower subscribers and planned increases in programming costs, specifically investments in sports. Foxtel operating income for the fiscal year ended June 30, 2017 and 2016 was $353 million and $373 million, respectively, after depreciation and amortization of $215 million and $231 million, respectively. Operating income decreased primarily as a result of the lower revenues and increased programming spend noted above, partially offset by lower depreciation cost and the positive impact of foreign currency fluctuations.

FULL YEAR CASH FLOW

The following table presents a reconciliation of net cash provided by continuing operating activities to free cash flow available to News Corporation:

	For the fiscal years ended June 30,
	2017	2016
	(in millions)
Net cash provided by continuing operating activities	$499	$952
Less: Capital expenditures	(256)	(256)

	243	696
Less: REA Group free cash flow	(183)	(131)
Plus: Cash dividends received from REA Group	53	45

Free cash flow available to News Corporation	$113	$610

Net cash provided by continuing operating activities decreased by $453 million for the fiscal year ended June 30, 2017 as compared to the prior year period, which was primarily due to higher NAM Group settlement payments of $234 million during the period, the absence of net proceeds received in the prior year of $122 million related to the litigation settlement with Zillow, higher restructuring payments of $41 million, lower dividends received of $30 million, as well as higher net tax payments of $30 million in fiscal 2017.

Free cash flow available to News Corporation in the fiscal year ended June 30, 2017 was $113 million compared to $610 million in the prior year period. The decrease was primarily due to lower cash provided by continuing operating activities as discussed above along with higher REA Group free cash flow.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by continuing operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group. Free cash flow available to News Corporation excludes cash flows from discontinued operations.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

OTHER ITEMS

Smartline Home Loans Pty Limited

In July 2017, REA Group acquired an 80.3% interest in Smartline Home Loans Pty Limited (“Smartline”) for A$69 million in cash (approximately $55 million). The minority shareholders have the option to sell the remaining 19.7% interest to REA Group beginning three years after closing at a price dependent on the financial performance of Smartline. If the option is not exercised, the minority interest will become mandatorily redeemable four years after closing. As a result, REA Group will recognize a liability in the first quarter of fiscal 2018 for the present value of the amount expected to be paid for the remaining interest based on the formula specified in the acquisition agreement. Smartline is one of Australia’s premier mortgage broking franchise groups, and the investment provides REA Group’s financial services business with greater scale and capability.

Dividends

The Company today declared a semi-annual cash dividend of $0.10 per share for Class A Common Stock and Class B Common Stock. This dividend is payable on October 18, 2017 to stockholders of record as of September 13, 2017.

COMPARISON OF ADJUSTED INFORMATION TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income from continuing operations available to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by continuing operating activities to free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00 p.m. EDT on August 10, 2017. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, digital real estate services, cable network programming in Australia, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corporation are conducted primarily in the United States, Australia, and the United Kingdom. More information is available at: www.newscorp.com.

Contacts:

Michael Florin

Investor Relations

212-416-3363

mflorin@newscorp.com

Jim Kennedy

Corporate Communications

212-416-4064

jkennedy@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	For the three months ended June 30,		For the fiscal years ended June 30,
	2017	2016	2017	2016
Revenues:
Advertising	$737	$803	$2,860	$3,025
Circulation and subscription	636	694	2,470	2,569
Consumer	390	414	1,573	1,578
Real estate	171	169	696	619
Other	146	146	540	501

Total Revenues	2,080	2,226	8,139	8,292

Operating expenses	(1,145)	(1,252)	(4,529)	(4,728)
Selling, general and administrative	(720)	(735)	(2,725)	(2,722)
NAM Group and Zillow settlements, net	—	122	—	(158)
Depreciation and amortization	(100)	(135)	(449)	(505)
Impairment and restructuring charges	(518)	(26)	(927)	(89)
Equity (losses) earnings of affiliates	(19)	5	(295)	30
Interest, net	9	9	39	43
Other, net	5	(14)	132	18

(Loss) income from continuing operations before income tax (expense) benefit	(408)	200	(615)	181
Income tax (expense) benefit	(16)	(86)	(28)	54

(Loss) income from continuing operations	(424)	114	(643)	235
Income (loss) from discontinued operations, net of tax	—	(5)	—	15

Net (loss) income	(424)	109	(643)	250
Less: Net income attributable to noncontrolling interests	(5)	(19)	(95)	(71)

Net (loss) income attributable to News Corporation stockholders	(429)	90	(738)	179
Less: Adjustments to Net (loss) income attributable to News Corporation stockholders – Redeemable preferred stock dividends	(1)	(1)	(2)	(2)

Net (loss) income available to News Corporation stockholders	$(430)	$89	$(740)	$177

Weighted average shares outstanding:
Basic	582	580	581	581
Diluted	582	582	581	583

(Loss) income from continuing operations available to News Corporation stockholders per share - basic and diluted	$(0.74)	$0.16	$(1.27)	$0.28
(Loss) income from discontinued operations available to News Corporation stockholders per share - basic and diluted	$—	$(0.01)	$—	$0.02

Net (loss) income available to News Corporation stockholders per share - basic and diluted	$(0.74)	$0.15	$(1.27)	$0.30

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	As of June 30, 2017	As of June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$2,016	$1,832
Restricted cash	—	315
Receivables, net	1,276	1,229
Other current assets	523	513

Total current assets	3,815	3,889

Non-current assets:
Investments	2,027	2,270
Property, plant and equipment, net	1,624	2,405
Intangible assets, net	2,281	2,207
Goodwill	3,838	3,714
Deferred income tax assets	525	602
Other non-current assets	442	396

Total assets	$14,552	$15,483

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$222	$217
Accrued expenses	1,204	1,371
Deferred revenue	426	388
Other current liabilities	600	466

Total current liabilities	2,452	2,442

Non-current liabilities:
Borrowings	276	369
Retirement benefit obligations	319	350
Deferred income tax liabilities	61	171
Other non-current liabilities	351	349

Commitments and contingencies

Redeemable preferred stock	20	20

Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,395	12,434
(Accumulated deficit) retained earnings	(648)	150
Accumulated other comprehensive loss	(964)	(1,026)

Total News Corporation stockholders’ equity	10,789	11,564
Noncontrolling interests	284	218

Total equity	11,073	11,782

Total liabilities and equity	$14,552	$15,483

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the fiscal years ended June 30,
	2017	2016
Operating activities:
Net (loss) income	$(643)	$250
Less: Income from discontinued operations	—	15

(Loss) income from continuing operations	(643)	235

Adjustments to reconcile (loss) income from continuing operations to cash provided by operating activities:
Depreciation and amortization	449	505
Equity losses (earnings) of affiliates	295	(30)
Cash distributions received from affiliates	4	34
Impairment charges	785	—
Other, net	(132)	(18)
Deferred income taxes and taxes payable	(95)	(147)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(58)	22
Inventories, net	15	35
Accounts payable and other liabilities	137	58
NAM Group settlement	(258)	258

Net cash provided by operating activities from continuing operations	499	952

Net cash used in operating activities from discontinued operations	(5)	(74)

Net cash provided by operating activities	494	878

Investing activities:
Capital expenditures	(256)	(256)
Changes in restricted cash for Wireless Group acquisition	315	(315)
Acquisitions, net of cash acquired	(347)	(520)
Investments in equity affiliates and other	(59)	(51)
Other investments	(39)	(54)
Proceeds from business dispositions	162	1
Proceeds from property, plant and equipment and other asset dispositions	109	41
Other	10	30

Net cash used in investing activities from continuing operations	(105)	(1,124)

Net cash provided by investing activities from discontinued operations	—	13

Net cash used in investing activities	(105)	(1,111)

Financing activities:
Borrowings	—	342
Repayment of borrowings acquired in acquisitions	(23)	—
Repurchase of shares	—	(41)
Dividends paid	(152)	(147)
Other, net	(42)	(4)

Net cash (used in) provided by financing activities from continuing operations	(217)	150

Net cash used in financing activities from discontinued operations	—	—

Net cash (used in) provided by financing activities	(217)	150

Net increase (decrease) in cash and cash equivalents	172	(83)
Cash and cash equivalents, beginning of year	1,832	1,951
Exchange movement on opening cash balance	12	(36)

Cash and cash equivalents, end of year	$2,016	$1,832

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, costs associated with the U.K. Newspaper Matters, the NAM Group and Zillow settlements, where applicable, and foreign currency fluctuations (“Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.

The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months and fiscal years ended June 30, 2017 and 2016.

	Revenues			Total Segment EBITDA
	For the three months ended June 30,			For the three months ended June 30,
	2017	2016	Difference	2017	2016	Difference
	(in millions)			(in millions)
As reported	$2,080	$2,226	$(146)	$215	$361	$(146)
Impact of acquisitions	(69)	—	(69)	(1)	—	(1)
Impact of divestitures	—	(26)	26	—	—	—
Impact of foreign currency fluctuations	37	—	37	(1)	—	(1)
Net impact of U.K. Newspaper Matters	—	—	—	4	4	—
Zillow settlement	—	—	—	—	(122)	122

As adjusted	$2,048	$2,200	$(152)	$217	$243	$(26)

	Revenues			Total Segment EBITDA
	For the fiscal years ended June 30,			For the fiscal years ended June 30,
	2017	2016	Difference	2017	2016	Difference
	(in millions)			(in millions)
As reported	$8,139	$8,292	$(153)	$885	$684	$201
Impact of acquisitions	(221)	—	(221)	12	7	5
Impact of divestitures	(40)	(97)	57	2	(5)	7
Impact of foreign currency fluctuations	147	—	147	1	—	1
Net impact of U.K. Newspaper Matters	—	—	—	10	19	(9)
NAM Group and Zillow settlements, net	—	—	—	—	158	(158)

As adjusted	$8,025	$8,195	$(170)	$910	$863	$47

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months and fiscal years ended June 30, 2017 and 2016 are as follows:

	For the three months ended June 30,
	2017	2016	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
News and Information Services	$1,255	$1,405	(11)%
Book Publishing	415	433	(4)%
Digital Real Estate Services	249	215	16%
Cable Network Programming	128	147	(13)%
Other	1	—	**

Adjusted Total Revenues	$2,048	$2,200	(7)%

Adjusted Segment EBITDA:
News and Information Services	$100	$161	(38)%
Book Publishing	40	50	(20)%
Digital Real Estate Services	87	52	67%
Cable Network Programming	24	23	4%
Other	(34)	(43)	21%

Adjusted Total Segment EBITDA	$217	$243	(11)%

	For the fiscal years ended June 30,
	2017	2016	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
News and Information Services	$5,043	$5,295	(5)%
Book Publishing	1,647	1,646	**
Digital Real Estate Services	871	768	13%
Cable Network Programming	462	484	(5)%
Other	2	2	**

Adjusted Total Revenues	$8,025	$8,195	(2)%

Adjusted Segment EBITDA:
News and Information Services	$429	$497	(14)%
Book Publishing	201	185	9%
Digital Real Estate Services	318	221	44%
Cable Network Programming	127	124	2%
Other	(165)	(164)	(1)%

Adjusted Total Segment EBITDA	$910	$863	5%

** - Not meaningful

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended June 30, 2017 and 2016.

	For the three months ended June 30, 2017
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters.	Zillow Settlement	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,281	$(57)	$31	$—	$—	$1,255
Book Publishing	407	—	8	—	—	415
Digital Real Estate Services	251	(1)	(1)	—	—	249
Cable Network Programming	140	(11)	(1)	—	—	128
Other	1	—	—	—	—	1

Total Revenues	$2,080	$(69)	$37	$—	$—	$2,048

Segment EBITDA:
News and Information Services	$103	$(2)	$(1)	$—	$—	$100
Book Publishing	39	—	1	—	—	40
Digital Real Estate Services	87	1	(1)	—	—	87
Cable Network Programming	24	—	—	—	—	24
Other	(38)	—	—	4	—	(34)

Total Segment EBITDA	$215	$(1)	$(1)	$4	$—	$217

	For the three months ended June 30, 2016
	As Reported	Impact of Acquisitions	Impact of Divestitures	Net Impact of U.K. Newspaper Matters	Zillow Settlement	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,417	$—	$(12)	$—	$—	$1,405
Book Publishing	433	—	—	—	—	433
Digital Real Estate Services	229	—	(14)	—	—	215
Cable Network Programming	147	—	—	—	—	147
Other	—	—	—	—	—	—

Total Revenues	$2,226	$—	$(26)	$—	$—	$2,200

Segment EBITDA:
News and Information Services	$160	$—	$1	$—	$—	$161
Book Publishing	50	—	—	—	—	50
Digital Real Estate Services	175	—	(1)	—	(122)	52
Cable Network Programming	23	—	—	—	—	23
Other	(47)	—	—	4	—	(43)

Total Segment EBITDA	$361	$—	$—	$4	$(122)	$243

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the fiscal years ended June 30, 2017 and 2016.

	For the fiscal year ended June 30, 2017
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$5,069	$(153)	$(16)	$143	$—	$5,043
Book Publishing	1,636	(23)	—	34	—	1,647
Digital Real Estate Services	938	(25)	(24)	(18)	—	871
Cable Network Programming	494	(20)	—	(12)	—	462
Other	2	—	—	—	—	2

Total Revenues	$8,139	$(221)	$(40)	$147	$—	$8,025

Segment EBITDA:
News and Information Services	$414	$5	$4	$6	$—	$429
Book Publishing	199	(1)	—	3	—	201
Digital Real Estate Services	324	7	(2)	(11)	—	318
Cable Network Programming	123	1	—	3	—	127
Other	(175)	—	—	—	10	(165)

Total Segment EBITDA	$885	$12	$2	$1	$10	$910

	For the fiscal year ended June 30, 2016
	As Reported	Impact of Acquisitions	Impact of Divestitures	Net Impact of U.K. Newspaper Matters	NAM Group and Zillow Settlement, net	As Adjusted
	(in millions)
Revenues:
News and Information Services	$5,338	$—	$(43)	$—	$—	$5,295
Book Publishing	1,646	—	—	—	—	1,646
Digital Real Estate Services	822	—	(54)	—	—	768
Cable Network Programming	484	—	—	—	—	484
Other	2	—	—	—	—	2

Total Revenues	$8,292	$—	$(97)	$—	$—	$8,195

Segment EBITDA:
News and Information Services	$214	$—	$3	$—	$280	$497
Book Publishing	185	—	—	—	—	185
Digital Real Estate Services	344	7	(8)	—	(122)	221
Cable Network Programming	124	—	—	—	—	124
Other	(183)	—	—	19	—	(164)

Total Segment EBITDA	$684	$7	$(5)	$19	$158	$863

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses and excluding the impact from the NAM Group and Zillow legal settlements. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity (losses) earnings of affiliates, interest, net, other, net, income tax (expense) benefit and net income attributable to noncontrolling interests. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net (loss) income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile Total Segment EBITDA to (Loss) income from continuing operations.

	For the three months ended June 30,
	2017	2016	Change	% Change
		(in millions)		Better/(Worse)
Revenues	$2,080	$2,226	$(146)	(7)%
Operating expenses	(1,145)	(1,252)	107	9%
Selling, general and administrative	(720)	(735)	15	2%
Zillow settlement	—	122	(122)	**

Total Segment EBITDA	215	361	(146)	(40)%
Depreciation and amortization	(100)	(135)	35	26%
Impairment and restructuring charges	(518)	(26)	(492)	**
Equity (losses) earnings of affiliates	(19)	5	(24)	**
Interest, net	9	9	—	**
Other, net	5	(14)	19	**

(Loss) income from continuing operations before income tax expense	(408)	200	(608)	**
Income tax expense	(16)	(86)	70	**

(Loss) income from continuing operations	$(424)	$114	$(538)	**

** - Not meaningful

	For the fiscal years ended June 30,
	2017	2016	Change	% Change
		(in millions)
Revenues	$8,139	$8,292	$(153)	(2)%
Operating expenses	(4,529)	(4,728)	199	4%
Selling, general and administrative	(2,725)	(2,722)	(3)	**
NAM Group and Zillow settlements, net	—	(158)	158	**

Total Segment EBITDA	885	684	201	29%
Depreciation and amortization	(449)	(505)	56	11%
Impairment and restructuring charges	(927)	(89)	(838)	**
Equity (losses) earnings of affiliates	(295)	30	(325)	**
Interest, net	39	43	(4)	(9)%
Other, net	132	18	114	**

(Loss) income from continuing operations before income tax (expense) benefit	(615)	181	(796)	**
Income tax (expense) benefit	(28)	54	(82)	**

(Loss) income from continuing operations	$(643)	$235	$(878)	**

** - Not meaningful

NOTE 3 – ADJUSTED NET INCOME AVAILABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net (loss) income from continuing operations available to News Corporation stockholders and diluted earnings per share from continuing operations (“EPS”) excluding expenses related to U.K. Newspaper Matters, impairment and restructuring charges, “Other, net” and the NAM Group and Zillow legal settlements, net of tax, recognized by the Company or its equity investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income from continuing operations available to News Corporation stockholders and adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of adjusted net (loss) income from continuing operations available to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net (loss) income from continuing operations available to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net (loss) income available to News Corporation stockholders and net (loss) income per share as determined under GAAP as a measure of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net (loss) income from continuing operations available to News Corporation stockholders and reported diluted EPS to adjusted net (loss) income from continuing operations available to News Corporation stockholders and adjusted EPS for the three months and fiscal years ended June 30, 2017 and 2016.

	For the three months ended		For the three months ended
	June 30, 2017		June 30, 2016
	Net (loss) income available to stockholders	EPS	Net income available to stockholders	EPS
	(in millions, except per share data)
(Loss) income from continuing operations	$(424)		$114
Less: Net income attributable to noncontrolling interests	(5)		(19)
Less: Redeemable preferred stock dividends	(1)		(1)

(Loss) income from continuing operations available to News Corporation stockholders	$(430)	$(0.74)	$94	$0.16
U.K. Newspaper Matters	4	0.01	4	0.01
Impairment and restructuring charges (a)	518	0.88	26	0.04
Other, net	(5)	(0.01)	14	0.02
Equity losses of affiliates	12	0.02	—	—
Zillow settlement	—	—	(122)	(0.21)
Tax impact on items above (b)	(123)	(0.21)	39	0.07
Impact of tax settlement (c)	103	0.18	—	—
Impact of noncontrolling interest on items included in Other, net above	(14)	(0.02)	6	0.01

As adjusted	$65	$0.11	$61	$0.10

(a)	Impairment and restructuring charges for the three months ended June 30, 2017 included non-cash impairment charges of approximately $464 million, of which approximately $360 million was related to the write-down of fixed assets at the U.K. newspapers.
(b)	Tax impact on items above for the three months ended June 30, 2017 included a tax benefit for the non-cash impairment charges. Tax impact on items above for the three months ended June 30, 2016 included a tax expense of $47 million related to the Zillow settlement gain.
(c)	In the three months ended June 30, 2017, the Company reached an agreement with a foreign tax authority to settle certain pre-Separation tax matters. As a result of the settlement, the Company recorded current income tax expense of $20 million, deferred tax expense of $43 million and a valuation allowance of $40 million.

	For the fiscal year ended		For the fiscal year ended
	June 30, 2017		June 30, 2016
	Net (loss) income available to stockholders	EPS	Net income available to stockholders	EPS
	(in millions, except per share data)
(Loss) income from continuing operations	$(643)		$235
Less: Net income attributable to noncontrolling interests	(95)		(71)
Less: Redeemable preferred stock dividends	(2)		(2)

(Loss) income from continuing operations available to News Corporation stockholders	$(740)	$(1.27)	$162	$0.28
U.K. Newspaper Matters	10	0.02	19	0.03
Impairment and restructuring charges (a)	927	1.58	89	0.15
Other, net (b)	(132)	(0.23)	(18)	(0.03)
Equity losses of affiliates (c)	260	0.45	—	—
NAM Group and Zillow settlements, net	—	—	158	0.27
Tax impact on items above (d)	(247)	(0.42)	(89)	(0.15)
Impact of tax settlement (e)	103	0.18	—	—
Tax benefit (f)	—	—	(106)	(0.18)
Impact of noncontrolling interest on items included in Other, net above	27	0.05	17	0.03

As adjusted	$208	$0.36	$232	$0.40

(a)	Impairment and restructuring charges for the fiscal year ended June 30, 2017 included non-cash impairment charges of approximately $785 million, of which approximately $360 million and approximately $310 million were primarily related to the write-down of fixed assets at the U.K. and Australian newspapers, respectively.
(b)	Other, net for the fiscal year ended June 30, 2017 included a pre-tax gain of $107 million resulting from the sale of REA Group’s European business. Other, net for the fiscal year ended June 30, 2016 primarily included a non-taxable gain of $29 million resulting from the revaluation of REA Group’s previously held equity interest in iProperty.
(c)	During the fiscal year ended June 30, 2017, the Company recognized a $227 million non-cash write-down of the carrying value of its investment in Foxtel to fair value. Foxtel’s net income in the fiscal year ended June 30, 2017 included a $48 million loss resulting from Foxtel management’s decision to cease Presto operations in January 2017. Equity losses of affiliates were negatively affected by $24 million, which represents the Company’s share of that loss.
(d)	Tax impact on items above included a tax benefit of $211 million for the non-cash impairment charge and non-cash write-down noted above. Tax impact on items above for the fiscal year ended June 30, 2016 included a tax benefit of $107 million related to the NAM Group settlement charge and a tax expense of $47 million related to the Zillow settlement gain.
(e)	In the fiscal year ended June 30, 2017, the Company reached an agreement with a foreign tax authority to settle certain pre-Separation tax matters. As a result of the settlement, the Company recorded current income tax expense of $20 million, deferred tax expense of $43 million and a valuation allowance of $40 million.
(f)	The Company recognized a tax benefit of approximately $106 million from the release of valuation allowances resulting from the disposal of the digital education business in the fiscal year ended June 30, 2016.